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                                                                     EXHIBIT 4.2

                                                                  CONFORMED COPY

                             MEMORANDUM OF AGREEMENT

PURPOSE OF      To set forth all the material terms and conditions
MEMORANDUM OF   pursuant to which Quilmes Industrial SA ("Quinsa") and Heineken
AGREEMENT       International B.V. and its affiliates (collectively,
("MOA")         "Heineken") agree to fully and finally settle and resolve all disputes and claims brought by and against each other in the pending ICC arbitration case number 12170/DB (the
                "Arbitration") and all matters in connection therewith.

TERMINATION OF  The Shareholders Agreement dated December 20, 1984 (the
SHAREHOLDERS    "Shareholders' Agreement") is hereby terminated and shall have
AGREEMENT       no further force and effect from and after the execution of this MOA by Heineken and Quinsa.

SALE OF QIB     At the Closing, Heineken will sell to Beverage Associates
SHARES          (BAC) Corp. ("BAC") and BAC will purchase from
                Heineken, all the shares of Quilmes International (Bermuda)
                Ltd ("QIB") held by Heineken (i.e., 14,080,890 shares representing currently 15% of the issued and outstanding capital of QIB) (the "QIB Shares") (such sale and purchase, the "QIB Sale"). Heineken will make no representations or warranties with respect to the QIB Shares or QIB except that
                (i) Heineken is the record and beneficial owner of the QIB
                Shares; (ii) Heineken has the corporate power to sell, transfer and assign the QIB Shares to BAC; and (iii) BAC will acquire Heineken's interest in and title to the QIB Shares free and clear of any liens, claims and encumbrances created by Heineken, other than those provided in the Shareholders'
                Agreement. BAC makes no representations to Heineken as to QIB.
                At the Closing, Heineken shall deliver to BAC share certificate(s) representing the QIB shares, with transfer instruments duly executed. BAC may assign to Ambev (as defined below) its right to acquire the QIB Shares, provided that no such assignment shall relieve BAC of its obligations under this MOA or create any direct rights for Ambev as against Heineken.

DIVIDEND        In line with QIB's Board of Director's
PAYMENT         deliberations on December 20, 2002, QIB will declare
                and pay a dividend in the aggregate of $US 26.5 million to Quinsa (85%) and Heineken (15%) on or before January 15, 2003.

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PURCHASE PRICE  At the Closing, BAC will pay Heineken for the QIB Shares the sum of US $102,670,000 (the "Purchase Price") in immediately available funds by wire transfer to a bank account in The Netherlands as designated by Heineken.

CLOSING The closing of the QIB Sale (the "Closing") is subject only to, and shall occur simultaneously with, the closing of the transactions contemplated in the Share Exchange Agreement dated as of May 1, 2002 between Companhia de Bebidas Das Americas - Ambev ("Ambev") and Quinsa (the "Ambev Closing"). Quinsa shall use its best efforts to obtain the clearance of the Argentine anti-trust authorities required for the Ambev Closing and to effect the Ambev Closing as promptly as possible after obtaining such clearance.

EXPIRATION DATE The QIB Sale may be terminated by Quinsa or Heineken (the
FOR QIB SALE    "Sale Termination") in the event that the Share Exchange
                Agreement has been terminated by Ambev or Quinsa in accordance with its terms and the transactions thereunder have been definitively abandoned, and in any event on or after December
                31, 2003 if the Closing shall not have occurred. Any Sale
                Termination shall be effective upon written notice by one party to the other party. The provisions of this MOA other than those specifically related to the QIB Sale shall survive such Sale
                Termination and shall continue in full force and effect. None of the parties hereto shall have any liability to any of the other parties hereto as a result of any Sale Termination effected in accordance with this MOA. A Sale Termination shall not relieve any party of any liability for any breach of this MOA occurring either before or after such Sale Termination.

CONVERSION OF   Within six (6) months after the occurrence of a Sale
QIB SHARES      Termination, Heineken shall have the right and option to
                elect, at its sole discretion exercised at any time within such 6 months and upon 14 days prior written notice to Quinsa, to convert all (but not less than all) of its QIB Shares into that number of Class B common shares of Quinsa ("Conversion
                Shares") as in the aggregate entitle Heineken receive, upon payment of any dividend distribution in respect of the Quinsa common shares, the same percentage of the aggregate amount of such distribution as are represented by the QIB Shares in respect of QIB at the time of such conversion (which proportion is currently 15%). Upon delivery of certificates for Heineken's QIB Shares, Quinsa shall issue the Conversion
                Shares to Heineken and deliver to Heineken appropriate evidence of ownership of the Conversion Shares in form satisfactory to Heineken.

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TMLAS           From and after the date hereof and until December 31, 2004,
                Heineken shall have the option, exercisable at any time upon prior written notice to QIB or its relevant operating company as specified below (each a "Licensee"), to terminate such Licensee's rights to produce, sell and distribute Heineken beer in such Licensee's territory pursuant to its existing trademark license agreement with Heineken together with all related agreements (collectively, the "TMLA"). In respect of a termination which becomes effective prior to December 31, 2003, Heineken shall give the Licensee 60 days prior notice. In respect of a termination which becomes effective from January 1, 2004 through December 31, 2004, Heineken shall give the Licensee 120 days prior notice. Upon such termination, Heineken shall be released from and shall have no further obligations whatsoever to such Licensee for the payment of damages or otherwise, notwithstanding anything to the contrary in the TMLA or any agreement entered into in connection therewith. Upon such termination, Licensee shall be released from and shall have no further obligations whatsoever to Heineken under the TMLA, except for the payment of accrued obligations and for obligations which are specifically stated in the TMLA to survive its termination and those provided additionally in Section B of the Annex to this MOA. Notwithstanding the foregoing, neither the release contained in Annex B nor the termination of the TMLA as aforesaid shall terminate the obligation of Heineken or any Licensee to settle any open payment account between them in the ordinary course. The foregoing provisions apply to the TMLA between Heineken and (i) CMQ dated June 25, 1997, with respect to Argentina (ii) Cerveceria Chile SA dated July 9, 1999, with respect to Chile; and (iii) Fabricas Nacionales de Cerveza SA (undated and unsigned), with respect to Uruguay.

                So long as a TMLA remains in effect, the Licensee thereunder shall use its best efforts, and Quinsa and QIB shall use its respective best efforts to cause such Licensee, to faithfully and diligently perform its obligations under the TMLA in a manner consistent with past practice. It is understood and agreed that the provisions of Annex A hereto shall apply to the continuation and termination of each TMLA as from the date hereof.

TECHNICAL       At the Closing, all Technical Assistance Agreements between
ASSISTANCE      Heineken and QIB or its operating companies shall be
AGREEMENTS      terminated with immediate effect; provided, however that such termination shall not affect QIB's and its operating companies' post-termination obligations with respect to the return of confidential information and the payment of accrued obligations under such Agreements.

                                       3

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OTHER DOCUMENTS Concurrently herewith, Heineken will execute and deliver to each of the other parties hereto and each of such other parties will execute and deliver to Heineken a Release in the form attached as Annex B hereto. In addition, Heineken and Ambev are exchanging mutual releases.

REPRESENTATIONS Each of Heineken, BAC, Quinsa, QIB and the other parties hereto represents warrants to the others that:

                (i)  It has the full power and authority to enter into this MOA;

                (ii) Except for the clearance of the Argentine anti-trust authorities with respect to the QIB Sale and any judicial proceedings in connection therewith, the consummation of the transactions contemplated in this MOA is not subject to the approval by or consent of (x) any governmental or judicial authority or body or (y) any third party and will not contravene, conflict with or violate or constitute a breach or default under any applicable law, rule or regulation or any judgment, decree or order of any judicial or governmental authority or any agreement to which it is a party or by which its properties or assets are bound;

                (iii) Ambev has approved and consented to this MOA and the transactions contemplated herein; and

                (iv) The execution, delivery and performance by it of this MOA has been duly authorized by all necessary corporate action and this MOA is a binding agreement enforceable against such party in accordance with its terms.

PUBLICITY       Heineken and Quinsa shall jointly announce the settlement of the Arbitration and the matters set forth herein in an agreed press release. Except as set forth in such press release, no party shall make any announcement or disclosure of this MOA or the matters set forth herein without the consent of the other parties. Each party may make such announcements which in the opinion of its legal counsel it is required to make by law or the regulations of the stock exchange applicable to such party.

GOVERNING LAW;  This MOA and the documents executed in connection herewith
ARBITRATION     shall be governed by the laws of Switzerland. In the event that any dispute or controversy arises in connection with the validity, interpretation or performance of this MOA, the parties shall submit much matter for final resolution to the panel of arbitrators now constituted in the Arbitration, to wit., Messrs. Daniel Wehrli, Chairman, Wolfang Peter and
                Rudolf Tschani (THE "PANEL"), such arbitration to be conducted in Zurich pursuant to the rules of the International Chamber of Commerce; provided that, if any of such arbitrators is unwilling or unable to serve as an arbitrator in

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                connection with any such dispute or controversy, the
                arbitration panel shall be selected in accordance with the rules of the International Chamber of Commerce.

MISCELLANEOUS   The parties and their respective attorneys shall
                cooperate in good faith to finalize and execute any documents necessary or desirable to effect the provisions of this MOA and the intention of the parties. Without limiting the foregoing, Heineken and Quinsa shall instruct their counsel to prepare and submit to the arbitrators in the Arbitration such further instruments as their respective legal counsel deem necessary or desirable to terminate the Arbitration and shall use their best efforts to cause the panel to enter a final order or award reflecting the terms of this MOA and the releases being executed pursuant hereto. The costs of the Arbitration (including the ICC Administrative fees and the costs and expenses of the arbitrators) shall be borne equally by Heineken and Quinsa. Each party shall bear its own legal fees and expenses in connection with the Arbitration, this MOA and the Closing.

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In Witness Whereof, the parties have executed this Memorandum of Agreement on the 13th day of January 2003, intending to be legally bound hereby.

HEINEKEN INTERNATIONAL B.V.                BEVERAGE ASSOCIATES (BAC) CORP.

BY: /s/  [Signature illegible]             BY: /s/ Christian Baillet
    ----------------------------               ---------------------------------

HEINEKEN BROUWERIJEN B.V.                  QUILMES INDUSTRIAL (QUINSA) Societe
                                                Anonyme

BY: /s/  [Signature illegible]             BY: /s/ Jacques-Louis de Montalembert
    ----------------------------               ---------------------------------

HEINEKEN TECHNICAL SERVICES B.V.           QUILMES INTERNATIONAL (BERMUDA) LTD

BY: /s/  [Signature illegible]             BY: /s/ Jacques-Louis de Montalembert
    ----------------------------               ---------------------------------

                                           CERVECERIA CHILE SA

                                           BY: /s/ Jacques-Louis de Montalembert
                                               ---------------------------------

                                           FABRICAS NACIONALES DE CERVEZA SA

                                           BY: /s/ Jacques-Louis de Montalembert
                                               ---------------------------------

                                           CERVECERIA Y MALTERIA QUILMES S.A.

                                           BY:  /s/  Agustin Garcia Mansilla
                                               ---------------------------------

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                                                                  ANNEX A TO MOA

                     PROVISIONS REGARDING LICENSE AGREEMENTS

         A. For so long as a TMLA is in effect, the Licensee will continue to produce, package, sell and distribute the Heineken brand in the normal course consistent with prior practice and existing agreed plans, maintain existing points of sale and use its reasonable best efforts to maintain the sales of the Heineken brand in its territory. Management of QIB and the Licensee will dedicate all reasonable efforts to the Heineken brand in order to achieve existing targets and goals. The Heineken Technological Manager and the Heineken marketing and sales team(s) will remain with the Licensee or QIB as long as the TMLA is in effect.

Not later than January 31, 2003 with respect to CMQ, and not later than February 29, 2003 with respect to the other Licensees, each of the licensees (such licensees being referred to herein collectively as "Quilmes") shall deliver to Heineken in writing the following information for the Heineken brand in respect of each wholesaler, distributor, supermarket and other retail outlet attended to by the Quilmes direct sales force in the territory of such Licensee (each a "POS"):

         -        List containing name and address of each outlet of each POS;

         -        2002 and 2001 volume history by POS;

         -        Crates and bottles contract or deposit receipt by POS;

         - Pricing for each POS attended by the Quilmes direct sales force; and

         - All contracts (shelf space, signage, coolers, installation, draught beer, equipment, etc.) signed exclusively for the Heineken brand.

         Such information shall be updated monthly.

B. The following provisions shall apply from and after a termination of the TMLA:

         1. Quilmes shall immediately discontinue brewing, selling, marketing and distribution of Heineken lager and not use the Heineken lager and not use the Heineken recipe, yeast, technology and know how.

         2. Quilmes will sell to Heineken (i) at price equal to its cost, all merchantable stock of Heineken lager beer, either packaged or in course of production, brewing raw materials (i.e. malts, iso-hops)and (ii) at depreciated cost all remaining usable stock of Heineken crates, bottles, kegs, and other Heineken packaging materials (i.e. cover crates). In the case of Cerveceria y Malteria Quilmes ("CMQ"), the bottles and crates shall be transferred to Heineken at no cost(1).

--------------------

(1) Quinsa has agreed to transfer the CMQ bottles and crates at no cost because the Heineken brand was not sold at a profit in Argentina during 2002 and is not expected to be profitable in 2003.


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         It is understood that there are different ways to identify the stock of
Heineken crates and returnable bottles introduced in the market since Quilmes started local production: 1) Stock in Quilmes and distributors' warehouses 2) Stock in retailers. Stock in retailers can be: a) Stock in Current Accounts in Supermarkets; b) Stock in small retailers (attended by direct sales force) with contract of loan and restitution with Quilmes; c) Stock in small retailers (attended by distributors) with contract of loan and restitution with the distributors; d) Stock in small retailers without contract of loan and restitution.

         In case a) Quilmes will transfer the current account to Heineken. In case b) Quilmes will transfer to Heineken every contract of loan and restitution issued to direct clients. In case c) Quilmes will provide copy of all the invoices of crates and bottles sold by Quilmes to distributors along with the contracts of loan and restitution issued by them to their own clients. Given the difficulty to estimate the stock of bottles and crates in case d), the total amount to be considered will be the result of subtracting the volume included in items a), b) and c) from the aggregate volume resulting from the purchasing of bottles and crates since the Heineken lager started to be produced by Quilmes, after the deduction of an estimated annual average breakage to agreed upon.

         Heineken shall have the option to buy at depreciated cost all Heineken draught beer installations and Heineken coolers in the warehouse and in the marketplace.

         3. Quilmes shall transfer at cost all POS material in the warehouse, and return to Heineken all Heineken specific material such as advertising material, brand roadmaps, outlet segmentation, planning documents, Heineken access, etc. free of charge. Heineken will have the right and option to continue to use Heineken promotional/advertising agency.

         4. CMQ grants Heineken the right to continue as official sponsor of the `Union Argentina de Rugby' ("UAR") under the agreement signed by CMQ and UAR on April 10th. 2001, ("Agreement") which expires on December 31st., 2003. Subject to the provisions below, CMQ will exercise its right of first refusal to negotiate and sign one or more new contracts with the UAR which will entitle the Heineken brand to continue as a UAR sponsor until December 31, 2005. After December 31, 2005, CMQ will retain for itself the right of first refusal that it has with UAR.

         Before November 1, 2003, Heineken shall inform CMQ if it intends to exercise its right to renew the Agreement, and the fees it is willing to pay UAR. Should CMQ not receive any notification by Heineken before the above-mentioned date, it shall be understood that Heineken has opted not to continue as a UAR sponsor as from January 1, 2004, in which case CMQ shall be free to continue as a UAR sponsor with any of its brands.

         Should Heineken's offer be lower than any other received by the UAR for the same purpose. CMQ shall be free to equal the interested third party's offer and continue as a UAR sponsor with any of its brands.

         Likewise, if CMQ is notified by the UAR that a third party has offered to be its sponsor in the beer category or any similar category, CMQ shall be obliged to inform Heineken, within five working days after said notification, so that Heineken can advise CMQ of its decision to

                                       8

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either equal such offer or cease as a UAR sponsor, in which case CMQ shall be free to act as sponsor with any of its brands.

         In no event shall CMQ or its affiliates compete with Heineken with respect to any bidding in connection UAR sponsorship until at least December 31, 2005.

         5. Quilmes shall not use any Heineken advertising material, marketing or get-up, labels, POS material, etc. Moreover Quilmes shall remove all references, listings, trade marks, logos relating to Heineken from its premises, letterhead, advertisements, equipment and packaging materials.

         6. Quilmes shall refrain from taking any action to restrict any beer re-seller's ability, right or incentive to sell or distribute the Heineken brand in any territory, through exclusive arrangements, shelf space, cooler restrictions or in any other manner. Additionally, all existing contracts for the Heineken brand will be preserved and will be assigned by Quilmes to Heineken.

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                                     ANNEX B
                                 FORM OF RELEASE

         [Party A] hereby irrevocably and unconditionally releases, acquits and forever discharges, on behalf of itself, its affiliates and any person acting by, through, under or in concert with [Party A] (each a "Releasor", and collectively the "Releasors"), each of [Party B] and the stockholders, affiliates, subsidiaries, directors, officers, employees, representatives and agents of [Party B] (each a "Released Party", and collectively the "Released Parties") from any and all charges, complaints, claims, suits, judgments, demands, actions, obligations or liabilities, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys' fees and expenses) of any nature whatsoever, whether known or unknown, determined or determinable, accrued, contingent, absolute or otherwise, whether arising under contract, in tort or otherwise, that emanate from, arise out of, or in any way relate to (1) the Arbitration, (2) any violation, breach or default by any Released Party of or under, or any tortious act (including, without limitation, any act of tortious interference) relating to, any of the Shareholders Agreement, any of the Technical Assistance Agreements or any TMLA (collectively the "Heineken/Quinsa Agreements") that arises as a result of, in connection with, or relates in manner to, the Share Exchange Agreement dated as of May 1, 2002 between AmBev and Quinsa or the Stock Purchase Agreement dated as of May 1, 2002 between BAC and AmBev (collectively, the "AmBev Agreements") or any of the transactions contemplated thereby, or (3) any act or omission of any Released Party in connection with or relating to the AmBev Agreements or the transactions contemplated thereby, whether arising before or after the commencement of the arbitration or the execution of the AmBev Agreements and whether or not asserted or identified in the Arbitration, and each Releasor agrees that neither it, nor any other Releasor, nor any other person acting by, through, or under, any Releasor, shall institute, pursue, solicit, encourage or assist any action or actions, cause or causes of action (in law or at equity), suits, arbitration proceedings or claims in any court (including state, federal or foreign) against or adverse to any Released Party arising from, attributable to or related to the foregoing. Each Releasor and each Released Party hereby represents and warrants that, to the best of its knowledge, as of the date hereof there exist no defaults under, or breaches or violations of, any provision of any contract between such Releasor and such Released Party, that do not relate to or arise in connection with the AmBev Agreements or the transactions contemplated thereby. This Release shall not affect the obligation of any party to settle any open account payment obligations in respect of transactions arising from a TMLA in the ordinary course.

|          Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Memorandum of Agreement dated as of January 13, 2003 among Heineken International B.V., Heineken Brouweruen B.V., Heineken Technical Services B.V., Beverage Associates (BAC) Corp., Quilmes Industrial (Quinsa) Societe Anonyme, Quilmes International (Bermuda) Ltd., Cerveceria Chile S.A., Fabricas Nacionales de Cerveza S.A. and Cerveceria y Malteria Quilmes S.A..

|                               [Name of Releasor]
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                                                       By:______________________